Exhibit 10.6

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), by and between Sensei Biotherapeutics, Inc. (the “Company”) and Marie-Louise Fjaellskog, MD, PhD (the “Employee”), amends, restates, and supersedes in its entirety the Employment Agreement between the Company and the Employee that was effective May 11, 2020 (the “Prior Agreement”). This Agreement is entered into effective December 4, 2020 (the “Effective Date”).

The Company desires to continue to employ the Employee, in the capacity of full-time Chief Medical Officer pursuant to the terms of this Agreement and, in connection therewith, to compensate the Employee for Employee’s personal services to the Company; and

The Employee wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1. EMPLOYMENT BY THE COMPANY.

1.1 At-Will Employment. Employee shall continue to be employed by the Company on an “at-will” basis, meaning either the Company or Employee may terminate Employee’s employment at any time, with or without cause or advanced notice. Any contrary representations that may have been made to Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Employee and the Company on the “at-will” nature of Employee’s employment with the Company, which may be changed only in an express written agreement signed by Employee and a duly authorized officer of the Company. Employee’s rights to any compensation following a termination shall be only as set forth in Section 6.

1.2 Position. Subject to the terms set forth herein, the Company agrees to continue to employ Employee in the position of Chief Medical Officer, and Employee hereby accepts such continued employment. During the term of Employee’s employment with the Company, Employee will devote Employee’s best efforts and substantially all of Employee’s business time and attention to the business of the Company.

1.3 Duties. Employee will report to the President and Chief Executive Officer performing such duties as are normally associated with her then current position and such duties as are assigned to her from time to time, subject to the oversight and direction of the President and Chief Executive Officer. In general, and without limitation, Employee will: direct the development of clinical strategies and plans to integrate programs into the standard practice of oncology/hematology, orchestrate and manage clinical aspects of regulatory strategies and interactions with health authorities, oversee the analysis and interpretation of clinical trial data and the reporting of clinical trial results, lead interactions with academic thought leaders, investigators, cooperative groups, and other clinical stakeholders, provide clinical support and work with other members of the management team to develop and communicate the overall corporate strategy, represent the Company and its programs to external audiences as needed, including the investment, medical and regulatory communities, as well as pharmaceutical or biotechnology industry collaborators/partners. Employee shall perform her duties under this Agreement principally out of the Company’s research lab in the Boston area or such other location as assigned. In addition, Employee shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.4 Company Policies and Benefits. The employment relationship between the parties shall also continue to be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Employee will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during her employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1.5 Insurance. While this Agreement is in effect, for actions within the scope of Employee’s employment, the Company will include Employee as an insured at a level comparable to similarly-situated employees at the Company in its Directors and Officers Liability insurance policy in effect from time to time.

2. COMPENSATION.

2.1 Salary. Employee shall continue to initially receive for Employee’s services to be rendered hereunder an initial annualized base salary of $380,000 (“Base Salary”). The Base Salary is subject to review and adjustment from time to time by the Company in its sole discretion. The Base Salary is payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices.

2.2 Annual Bonus. Employee shall be eligible to earn an annual performance bonus of up to 30% (the “Target Percentage”) of her then-current Base Salary (“Annual Bonus”). The Annual Bonus will be based upon the Company’s assessment of the Employee’s performance, the Company’s attainment of targeted goals as set by the Company’s Board of Directors (the “Board”) in its sole discretion, overall economic conditions and forecasts, and related financial factors, all as determined by the Company in its sole discretion. The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Company will determine whether the Employee has earned the Annual Bonus, and the amount of any Annual Bonus (which can be less than the Target Percentage), based on the set criteria. No amount of the Annual Bonus is guaranteed, and the Employee must be an employee in good standing on the Annual Bonus payment date to be eligible to receive an Annual Bonus; no partial or prorated bonuses will be provided. For the avoidance of doubt, Employee’s Annual Bonus for 2020 shall not be prorated, such that she will be eligible to earn an Annual Bonus for all of 2020, subject to the eligibility criteria in this Section 2.2. The Employee’s eligibility for an Annual Bonus is subject to change in the discretion of the Board (or any authorized committee thereof).

2.3 Future Equity Awards. Employee remains eligible to be considered for future equity awards as may be determined by the Board or a committee of the Board in its discretion in accordance with the terms of any applicable equity plan or arrangement that may be in effect from time to time.

2.4 Expense Reimbursement. The Company will reimburse Employee for all reasonable, documented business expenses incurred in connection with her services hereunder, in accordance with the Company’s business expense reimbursement policies and procedures as may be in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Employee are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3. CONFIDENTIAL INFORMATION, INVENTIONS, NON-SOLICITATION, AND NON-COMPETITION OBLIGATIONS. As a condition of employment and in consideration of the benefits that Employee is eligible to receive under this Agreement, Employee agrees to sign and abide by the Employee Confidential Information and Inventions Assignment Agreement (the “Confidential Information Agreement”) attached hereto as Exhibit A. The Confidential Information Agreement may be amended by the parties from time to time without regard to this Agreement. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

4. OUTSIDE ACTIVITIES. Except with the prior written consent of the Company’s Board, Employee will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Employee’s responsibilities and the performance of Employee’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Employee may wish to serve; (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Employee’s duties; and (iii) such other activities as may be specifically approved by the Board. This restriction shall not, however, preclude Employee from owning less than one percent (1%) of the total outstanding shares of a publicly-traded company.

5. NO CONFLICT WITH EXISTING OBLIGATIONS. Employee represents that Employee’s continued performance of all the terms of this Agreement and as an Employee of the Company do not and will not breach any agreement or obligation of any kind made prior to Employee’s employment by the Company, including agreements or obligations Employee may have with prior employers or entities for which Employee has provided services. Employee has not entered into, and Employee agrees that Employee will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6. TERMINATION OF EMPLOYMENT. The parties acknowledge that Employee’s employment relationship with the Company continues to be at-will. Either Employee or the Company may terminate the employment relationship at any time, with or without Cause. The provisions in this Section govern the amount of compensation, if any, to be provided to Employee upon termination of employment and do not alter this at-will status.

6.1 Termination by the Company Without Cause or Resignation by Employee for Good Reason.

(a) The Company shall have the right to terminate Employee’s employment with the Company pursuant to this Section 6.1 at any time without “Cause” (as defined in Section 6.2(a) below) by giving notice as described in Section 6.6 of this Agreement. A termination pursuant to Section 6.4 or 6.5 below is not a termination without “Cause” for purposes of receiving the Severance Benefits described in (and as defined in) this Section 6.1.

(b) If the Company terminates Employee’s employment at any time without Cause or Employee terminates her employment with the Company for “Good Reason” (as defined in Section 6.1(g) below), then Employee shall be entitled to receive the Accrued Obligations (defined in 6.1(d) below). If such termination without Cause or for Good Reason constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and Employee complies with the obligations in Section 6.1(c) below, Employee shall also be eligible to receive the following “Severance Benefits”:

(i) The Company will pay Employee an amount equal to Employee’s then current Base Salary for nine (9) months, less all applicable withholdings and deductions (“Severance”), paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined in Section 6.1(c) below), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter.

(ii) If Employee timely elects continued coverage under COBRA, or state continuation coverage (as applicable), for herself and her covered dependents under the Company’s group health plans following such termination, then the Company shall pay the portion of the COBRA, or state continuation coverage, premiums, which is equal to the cost of the coverage that the Company was paying as of the date of termination, necessary to continue Employee’s and her covered dependents’ health insurance coverage in effect for herself (and her covered dependents) on the termination date until the earliest of: (i) nine (9) months following the termination date; (ii) the date when Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on Employee’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such portion of the premiums pursuant to this Section, the Company shall pay Employee on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the portion of such COBRA or state continuation coverage premium that would have been paid by the Company for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Employee of her rights under COBRA or ERISA for benefits under plans and policies arising under her employment by the Company.

(iii) Notwithstanding the terms of any equity plan or award agreement to the contrary, the unvested portion of all time-based equity awards outstanding on the date of Employee’s termination that would have vested over the six (6) month period following the date of Employee’s termination had she remained continuously employed by the Company during such period will be automatically vested and exercisable as of the Separation Date (as defined below). Notwithstanding the foregoing, in the event that such termination without Cause or resignation for Good Reason under this Section 6.1 occurs within twelve (12) months following the effective date of a Change in Control (as defined in the Company’s 2018 Stock Incentive Plan), and provided that such termination without Cause constitutes a Separation from Service, and subject to Employee’s full compliance with Section 6.1(c), then, effective as of Employee’s date of termination, each of Employee’s then outstanding options and equity awards that have been continued, assumed or substituted for by the Company or the surviving entity or acquirer in such Change in Control, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable as to 100% of the then-unvested and, in the case of performance-based awards, then-unearned (at the actual performance level or, if the actual performance level has not been determined at the time of such termination, at 100% achievement of target, in any case, unless more-favorable acceleration terms are otherwise provided in the award agreement applicable to such performance-based award) shares subject to the equity award.

(c) Employee will be paid all of the Accrued Obligations on the Company’s first payroll date after Employee’s date of termination from employment or earlier if required by law. Employee shall receive the Severance Benefits pursuant to Section 6.1(b) of this Agreement if: (i) by the 60th day following the date of Employee’s Separation from Service, she has signed and delivered to the Company a separation agreement containing an effective, general release of claims in favor of the Company and its affiliates and representatives, in the form presented by the Company (the “Release”), which will include a non-competition clause, which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); and (ii) if she holds any other positions with the Company or any Affiliate, including a position on the Board, she resigns such position(s) to be effective no later than the date of Employee’s termination date (or such other date as requested by the Board); (iii) she returns all Company property; (iv) she complies with her post-termination obligations under this Agreement and the Confidential Information Agreement; and (v) she complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in Release. To the extent that any severance payments are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which Employee may consider and sign the Release spans two calendar years, the payment of Severance will not be made or begin until the later calendar year.

(d) For purposes of this Agreement, “Accrued Obligations” are (i) Employee’s accrued but unpaid salary and accrued but unused vacation days, each through the date of termination, (ii) any unreimbursed business expenses incurred by Employee payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Employee under any qualified retirement plan or health and welfare benefit plan in which Employee was a participant in accordance with applicable law and the provisions of such plan.

(e) The Severance Benefits provided to Employee pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Employee may otherwise be entitled under any Company severance plan, policy, program, or prior agreement with the Company.

(f) Any damages caused by the termination of Employee’s employment without Cause would be difficult to ascertain; therefore, the Severance Benefits for which Employee is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

(g) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Employee’s consent: (i) a material reduction in Employee’s Base Salary of at least 10%; (ii) a material reduction in Employee’s duties, authority and responsibilities relative to Employee’s duties, authority, and responsibilities in effect immediately prior to such reduction; (iii) the relocation of Employee’s principal place of employment, without Employee’s consent, in a manner that lengthens her one-way commute distance by fifty (50) or more miles from her then-current principal place of employment immediately prior to such relocation; or (iv) any material breach of this Agreement by the Company; provided, however, that, any such termination by Employee shall only be deemed for Good Reason pursuant to this definition if: (1) Employee gives the Company written notice of her intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that she believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from Employee, already informed Employee that her employment with the Company is being terminated; and (4) Employee voluntarily terminates her employment within thirty (30) days following the end of the Cure Period.

6.2 Termination by the Company for Cause.

Subject to Section 6.2(b) below, the Company shall have the right to terminate Employee’s employment with the Company at any time for Cause by giving notice as described in Section 6.6 of this Agreement.

(a) “Cause” for termination shall mean that the Company has determined in its sole discretion that Employee has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the parties; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any Company policy or any act of misconduct; (v) refusal to follow or implement a clear and reasonable directive of the Company; (vi) negligence or incompetence in the performance of Employee’s duties after the expiration of ten (10) days without cure after written notice of such failure; or (vii) breach of fiduciary duty.

(b) In the event Employee’s employment is terminated at any time for Cause, Employee will not receive the Severance Benefits, or any other severance compensation or benefit, except that, consistent with the Company’s standard payroll policies, the Company shall provide to Employee the Accrued Obligations.

6.3 Resignation by the Employee (other than for Good Reason).

(a) Employee may resign for any reason from Employee’s employment with the Company at any time by giving notice as described in Section 6.6.

(b) In the event Employee resigns from Employee’s employment with the Company (other than for Good Reason), Employee will not receive the Severance Benefits, or any other severance compensation or benefit, except that, consistent with the Company’s standard payroll policies, the Company shall provide to Employee the Accrued Obligations.

6.4 Termination by Virtue of Death or Disability of the Employee.

(a) In the event of Employee’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, provide to Employee’s legal representatives Employee’s Accrued Obligations, but neither Employee nor her legal representatives will be eligible for the Severance Benefits.

(b) Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to the Employee, to terminate this Agreement based on the Employee’s Disability (as defined below). Termination by the Company of the Employee’s employment based on “Disability” shall mean termination because the Employee is unable due to a physical or mental condition to perform the essential functions of her position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Employee’s employment is terminated based on the Employee’s Disability, Employee will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Employee the Accrued Obligations.

6.5 Termination Due to Discontinuance of Business. Anything in this Agreement to the contrary notwithstanding, in the event the Company’s business is discontinued because rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 6.5, Employee will not receive the Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Employee the Accrued Obligations.

6.6 Notice; Effective Date of Termination.

(a) Termination of Employee’s employment (the “Separation Date”) pursuant to this Agreement shall be effective on the earliest of:

(i) immediately after the Company gives notice to Employee of Employee’s termination, with or without Cause, unless pursuant to Section 6.2(b)(vi) in which case ten (10) days after notice if not cured, or unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii) immediately upon the Employee’s death;

(iii) immediately after the Company gives written notice to Employee of Employee’s termination on account of Employee’s Disability, unless the Company specifies a later Separation Date, in which case, termination shall be effective as of such later Separation Date, provided that Employee has not returned to the full time performance of Employee’s duties prior to such date;

(iv) except as addressed by Section 6.6(a)(v), forty-five (45) days (or such shorter period agreed to by the President and Chief Executive Officer and the Employee in writing) after the Employee gives written notice to the Company of Employee’s resignation for any reason, provided that the Company may set a Separation Date at any time between the date of notice and the date of resignation, in which case the Employee’s resignation shall be effective as of such other date. Employee will receive compensation through any required notice period; or

(v) for a termination for Good Reason, immediately upon Employee’s full satisfaction of the requirements of Section 6.1(g).

(b) In the event notice of a termination under subsection (a)(i) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 7.1 below. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

6.7 Cooperation With Company After Termination of Employment. Following termination of Employee’s employment for any reason, Employee shall reasonably cooperate with the Company in all matters relating to the winding up of Employee’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company.

6.8 Effect of Termination. Employee agrees that should Employee’s employment be terminated for any reason, Employee shall be deemed to have resigned from any and all positions with the Company and its subsidiaries.

6.9 Application of Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) shall not commence in connection with Employee’s termination of employment unless and until Employee has also incurred a Separation from Service, unless the Company reasonably determines that such amounts may be provided to Employee without causing Employee to incur the additional 20% tax under Section 409A. It is intended that each installment of severance pay provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that severance payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9). If the Company (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Section 409A and Employee is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits shall be delayed until the earlier to occur of: (a) the date that is six months and one day after Employee’s Separation From Service, or (b) the date of Employee’s death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to Employee a lump sum amount equal to the sum of the payments and benefits that Employee would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement. All reimbursements provided under this Agreement shall be subject to the following requirements: (i) the amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year, (ii) all reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit. It is intended that all payments and benefits under this Agreement shall either comply with or be exempt from the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify Employee for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

7. GENERAL PROVISIONS.

7.1 Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail, telex or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Employee at Employee’s address as listed on the Company payroll or Employee’s company-provided email address, or at such other address as the Company or the Employee may designate by ten (10) days advance written notice to the other.

7.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3 Waiver. If either party should waive any breach of any provisions of this Agreement, Employee or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4 Complete Agreement. This Agreement constitutes the entire agreement between Employee and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements, including the Prior Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Employee and an authorized officer of the Company. The parties are entering into a separate Confidential Information Agreement in connection herewith and have or may enter into separate agreements related to equity awards. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of the Employee’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7 Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Employee may not assign or transfer this Agreement or any rights or obligations hereunder, other than to her estate upon her death.

7.8 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the Commonwealth of Massachusetts.

7.9 Resolution of Disputes. To ensure the timely and economical resolution of disputes that may arise in connection with Employee’s employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Confidential Information Agreement, or Employee’s employment, or the termination of Employee’s employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in Boston, Massachusetts by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/); provided, however, this arbitration provision shall not apply to sexual harassment claims to the extent prohibited by applicable law. A hard copy of the rules will be provided to Employee upon request. By agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this Section, whether by Employee or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that Employee will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Employee or the Company would be entitled to seek in a court of law. Employee and the Company shall equally share all JAMS’ arbitration fees. Except as modified in the Confidential Information Agreement, each party is responsible for its own attorneys’ fees. Nothing in this Agreement is intended to prevent either

Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent applicable law prohibits mandatory arbitration of sexual harassment claims, in the event Employee intends to bring multiple claims, including a sexual harassment claim, the sexual harassment may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement on the day and year first written above.

SENSEI BIOTHERAPEUTICS, INC.

By:	/s/ John Celebi
Name:	John Celebi
Title:	President and Chief Executive Officer

Employee:

/s/ Marie-Louise Fjaellskog
Marie-Louise Fjaellskog, MD, PhD

Exhibit A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT